Exhibit 99.1

International Steel Group Announces Agreement to Purchase Georgetown Steel Facility

     International Steel Group Inc. (NYSE: ISG) today announced that it has signed a definitive agreement to acquire the assets of the Georgetown Steel Company facility in Georgetown, South Carolina, subject to customary closing adjustments and approval by the U.S. Bankruptcy Court. The agreement has been approved by the boards of directors of both ISG and Georgetown Steel.

     ISG expects the acquisition to close in June. The Company plans to restart operations at the plant in the third quarter of 2004. Initial discussions are taking place with the United Steelworkers of America regarding a labor contract and staffing of the plant.

     Georgetown Steel, a manufacturer of high-carbon steel wire rod products, filed for Chapter 11 bankruptcy in October 2003 and ceased production. The facility has annual steelmaking capacity of 1 million tons and rolling capacity of 800,000 tons. The Georgetown plant has the capability to produce high-quality wire rod products, which command a significant market premium compared with commodity rod products. Wire rods are used to make low carbon fine wire drawing, wire ropes, tire cord, high-carbon machinery, and upholstery springs. Georgetown Steel also has capacity to produce 500,000 tons annually of Direct Reduced Iron (DRI), a scrap substitute.

     “The Georgetown facility represents some of the best steelmaking rolling mill capabilities in North America,” said Rodney B. Mott, ISG’s President and Chief Executive Officer. “Rod market demand is strong and we believe that this acquisition offers opportunities similar to those we have achieved with our other acquisitions.”

About International Steel Group Inc.

     International Steel Group Inc. is the second largest integrated steel producer in North America, based on steelmaking capacity. The Company has the capacity to cast more than 18 million tons of steel products annually. It ships a variety of steel products from 11 major steel producing and finishing facilities in six states, including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, rail products and semi-finished shapes serving the automotive, construction, pipe and tube, appliance, container and machinery markets.

Forward-Looking Statements

     Statements in this release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “estimate,” or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management’s best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company’s anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company’s workforce or the steel industry generally; and the inability to implement the Company’s operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG’s Prospectus filed on December 12, 2003, and in the Company’s subsequent periodic filings with the Securities and Exchange Commission.

Contact:
Brian Kurtz
Vice President, Finance & Treasurer
International Steel Group Inc.
(330)-659-9100